EXHIBIT 10.1
AMENDED AND RESTATED
TENDERING STOCKHOLDERS AGREEMENT
     This Amended and Restated Tendering Stockholder Agreement (the “Agreement”) dated as of December 2, 2005, is entered into by and between Matrix Bancorp, Inc., a Colorado corporation (the “Company”), and Columbia Management Advisors, LLC (“Stockholder,” and together with the Company, the “Parties”).
Recitals
     WHEREAS, it is the Company’s intention to conduct a tender offer for the purchase of its common stock, par value $.0001 per share, to commence as soon as practical, but not more than 30 days following completion of the private placement sale of shares of the Company’s common stock which has commenced as of the date first set forth above;
     WHEREAS, on November 2, 2005, the Parties entered into an agreement (the “Original Agreement”) to provide for the orderly disposition of the Stockholder’s holdings of the Company’s common stock;
     WHEREAS, the Parties now desire to amend and restate the Original Agreement;
     NOW, THEREFORE, intending to be legally bound, and for, and in consideration of, the terms, conditions and mutual obligations set forth herein, and understanding the meaning and legal effect of entering into this Agreement, the Parties hereto stipulate, agree, warrant and represent as follows:
Section 1. Company Tender Offer and No Stock Disposition.
(a)	The Company agrees that it shall conduct a tender offer (the “Tender Offer”) for the purchase of its common stock at a per share price of not less than $19.00 to be commenced as soon as practical, but not more than 30 days following completion of the private placement sale of shares of the Company’s common stock (“Private Placement”).

(b)	The Stockholder agrees that he/she/it will, and will ensure that his/her/its affiliates or associates shall, tender 593,588 shares of the Company’s common stock that the Stockholder owns, directly or indirectly, beneficially or otherwise (the “Stockholder’s Common Stock”), into the Tender Offer.

(c)	The Stockholder agrees that he/she/it will not dispose of such Stockholder’s Common Stock between the date first written above and the date upon which Stockholder tenders his/her/its Stockholder’s Common Stock in the Tender Offer.

(d)	The Stockholder agrees that he/she/it has not and will not purchase any shares of the Company’s common stock between November 2, 2005 and the date upon which the Stockholder tenders his/her/its shares of common stock into the Tender Offer.
Section 2. Representations and Warranties.
(a)	Representations of the Company. The Company represents, warrants and covenants to the Stockholder that: (i) the Company has full legal right, power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transaction contemplated by this Agreement have been duly authorized by the Company; and (iii) this Agreement constitutes a valid, binding and enforceable agreement of the Company.
(b)	Representations of Stockholder. The Stockholder represents, warrants and covenants to the Company that: (i) Stockholder has the full legal right, power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement have been duly authorized by the Stockholder; (iii) this Agreement constitutes a valid, binding and enforceable Agreement of the Stockholder; (iv) the Stockholder owns, directly or indirectly, beneficially or otherwise, or has investment discretion over 693,588 shares of the Company’s common stock; and (v) Stockholder will not request, directly or indirectly, a waiver or modification of any provision of this Agreement.
Section 3. Nullification. The Company agrees that if the Tender Offer has not commenced by the date which is 30 days following completion of the Private Placement, or (ii) the Private Placement is not completed by December 31, 2005, or (iii) the Tender Offer is conducted at a per share price of less than $19.00, all of the covenants and obligations of the Stockholder hereunder shall be extinguished and become null and void.
Section 4. Miscellaneous.
(a)	Specific Performance. The Company and the Stockholder acknowledges and agrees that irreparable damage would occur in the event that any provision, term, condition, representation, warranty, covenant or restriction in this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure any and all breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such Party may be entitled by law or equity.

(b)	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

(c)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

(d)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflicts of laws principals that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement may be brought against any of the Parties only in the federal or state courts of Colorado and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(e)	Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the matters covered hereby and this Agreement may be amended only by an agreement in writing executed by the Parties hereto.

(f)	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and be effective (a) when personally delivered on a business day during normal business hours at the address designated below; or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address.

i. Notice to the Company:

Matrix Bancorp, Inc.
700 17th Street
Suite 2100
Denver, Colorado 80202
Attention:

ii. Notice to Stockholder:

Columbia Management Advisors, LLC
100 Federal Street
Boston, MA 02111
Attention: Richard D’Auteuil
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS, WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
MATRIX BANCORP, INC.

By: /s/ T. Allen McConnell
Name: T. Allen McConnell
Title: Senior Vice President

COLUMBIA MANAGEMENT ADVISORS, LLC
      on behalf of its participating client accounts

By: /s/ Richard D’Auteuil
Name: Richard D’Auteuil
Title: Portfolio Manager

4